EXHIBIT 5.1

Melissa M. Gleespen

Vice President, Corporate

Secretary and Chief Compliance Officer

July 1, 2021

CMS Energy Corporation

One Energy Plaza

Jackson, MI 49201

RE:	CMS Energy Corporation’s 9,200,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 4.200% Cumulative Redeemable Perpetual Preferred Stock, Series C (liquidation preference equivalent to $25.00 per Depositary Share) (the “Preferred Stock”).

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary and Chief Compliance Officer of CMS Energy Corporation, a Michigan corporation (the “Company”). I address this opinion to you with respect to the issuance and sale of 9,200,000 Depositary Shares, each representing a 1/1000th interest in a share of the Company’s Preferred Stock. The Company issued and sold the Depositary Shares and the related Preferred Stock pursuant to an effective shelf Registration Statement on Form S-3 (No 333-236742) (the “Registration Statement”), a Preliminary Prospectus Supplement dated June 24, 2021 to a Prospectus dated February 28, 2020, an Issuer Free Writing Prospectus that included the final terms of the transaction and a Final Prospectus Supplement dated June 24, 2021 to a Prospectus dated February 28, 2020.

In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions, including without limitation the Underwriting Agreement, dated as of June 24, 2021 (the “Underwriting Agreement”), by and among the Company and the underwriters named therein (the “Underwriters”), and the Deposit Agreement, dated as of July 1, 2021 (the “Deposit Agreement”), by and among the Company, Equiniti Trust Company and the holders from time to time of the depositary receipts described therein (the “Depositary Receipts”). I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.

One Energy Plaza • Jackson, MI 49201-2357 • Tel 517 788 2158 • Fax 517 788 2543

CMS Energy Corporation

July 1, 2021

On the basis of such review, I am of the opinion that:

(i)	the issuance of 9,200 shares of Preferred Stock has been duly authorized by all necessary corporate action of the Company and, when duly issued and delivered by the Company pursuant to the Underwriting Agreement and the Deposit Agreement against payment of the purchase price for the Depositary Shares set forth in the Underwriting Agreement, such shares of Preferred Stock will be validly issued, fully paid and non-assessable; and

(ii)	the Depositary Receipts evidencing 9,200,000 of the Depositary Shares covered by the Registration Statement to be issued pursuant to the Underwriting Agreement and the Deposit Agreement will entitle the holders thereof to the rights specified therein and in the Deposit Agreement when the Depositary Receipts representing such Depositary Shares shall have been duly executed, issued and delivered against the deposit by the Company of 9,200 duly authorized and validly issued, fully paid and non-assessable shares of Preferred Stock as contemplated by the Underwriting Agreement and the Deposit Agreement.

My opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally, and to general equitable principles (regardless of whether considered in a proceeding in equity) or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on July 1, 2021 which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Melissa M. Gleespen
Melissa M. Gleespen, Esq.